UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 350-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Operational Update

As disclosed in our latest Fleet Status Report dated March 15, 2012, we expect to experience downtime on several domestic and international drilling rigs during the first quarter of 2012. While our leading-edge dayrates in our Domestic Offshore segment have improved substantially over the last four months, and our backlog has grown considerably, we expect this downtime to have an adverse impact on our first quarter financial results, and first quarter operating income could be lower than fourth quarter 2011 operating income, excluding the impact of gains on asset sales. A significant portion of the rig downtime is related to drilling rigs that recently completed long-term contracts and are preparing for new contract work.

In the International Offshore segment, we anticipate four out of our six contracted drilling rigs will incur some downtime during the first half of 2012. We currently expect the Hercules 261 will be out of service during the first quarter 2012, returning to service in the second quarter of 2012, as it undergoes repairs and refurbishment in preparation for its new three-year contract with Saudi Aramco. Similarly, the Hercules 262 is also currently in the shipyard undergoing repairs and refurbishment in preparation for its three-year contract with Saudi Aramco, and we expect the rig to be off-hire through the end of May 2012. Upon commencement of the new contracts, we will receive lump sum payments from Saudi Aramco that are expected to offset the majority of the capital costs for the repairs and refurbishments. For the Hercules 208, weather delays and difficulties with procurement of required equipment is expected to keep the rig off-hire throughout the first quarter 2012. The Hercules 185 is expected to remain off-hire throughout the first quarter 2012 and into early second quarter 2012, as it completes leg repair work and is mobilized back to Angola, where it will recommence on its three-year contract.

Our Domestic Offshore segment will also be impacted by downtime on: (1) the Hercules 214, related to its ABS five-year special survey which we anticipate will keep the rig off-hire for the majority of the first quarter 2012; and (2) the Hercules 350, as operational restrictions on a prior contract, coupled with weather delays to move the rig to the current customer’s work location, are anticipated to limit the rig’s contracted revenue days from early February 2012 through mid-March 2012.

Item 8.01	Other Events.

On March 20, 2012, we issued a press release announcing our intention, subject to market conditions, to offer, in a private placement, up to $300,000,000 aggregate principal amount of senior secured notes due 2017 and up to $200,000,000 aggregate principal amount of senior notes due 2019. A copy of this press release is filed as Exhibit 99.1 and incorporated herein by reference.

The press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the notes described therein, nor shall there be any sale of these notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The notes to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The notes will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

Also on March 20, 2012, we issued another press release announcing our intention, subject to market conditions, to publicly offer up to 20,000,000 shares of common stock in an underwritten public offering. The underwriters for the offering will also have the option to purchase up to 3,000,000 additional shares of common stock on the same terms and conditions to cover over-allotments, if any. A copy of this press release is filed as Exhibit 99.2 and incorporated herein by reference.

Also on March 20, 2012, we issued another press release announcing the execution of a definitive agreement to acquire the offshore drilling rig Ocean Columbia from a subsidiary of Diamond Offshore Drilling, Inc. (NYSE:DO). The acquisition is subject to customary closing conditions and has a purchase price of $40 million in cash. We expect the acquisition to close in May 2012. We also announced in the same press release that we entered into a three-year drilling contract with Saudi Aramco for the use of the Ocean Columbia. Over this three-year period, we expect to generate total revenues of $160.0 million, including a lump-sum mobilization fee, assuming a utilization rate of 98% for the rig. Under the drilling contract, Saudi Aramco has the option to extend the term for an additional one-year period. Prior to commencing work under the contract, the Company expects to spend approximately $45.0 million for repairs, upgrades and other contract specific refurbishments to the rig and to mobilize the rig from the Gulf of Mexico to the Middle East. We expect the rig to commence work under the contract in November 2012. A copy of this press release is filed as Exhibit 99.3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued March 20, 2012 regarding senior secured notes due 2017 and senior notes due 2019

99.2	Press Release issued March 20, 2012 regarding public offering of common stock

99.3	Press Release issued March 20, 2012 regarding agreement to acquire Ocean Columbia and execution of a three-year drilling contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: March 20, 2012	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and
Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued March 20, 2012 regarding senior secured notes due 2017 and senior notes due 2019

99.2	Press Release issued March 20, 2012 regarding public offering of common stock

99.3	Press Release issued March 20, 2012 regarding agreement to acquire Ocean Columbia and execution of a three-year drilling contract

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